UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 23, 2012

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On March 23, 2012, the Board of Directors of Pier 1 Imports, Inc. (the “Company”), upon the recommendation of the Compensation Committee, approved Pier 1 Imports' short-term and long-term incentive awards for fiscal year 2013.

Pier 1 Imports' named executive officers, Alexander W. Smith, Charles H. Turner, Catherine David, Gregory S. Humenesky, and Sharon M. Leite, will each receive a short-term incentive award for fiscal year 2013.

The short-term incentive award is a performance-based cash award pursuant to Pier 1 Imports' 2006 Stock Incentive Plan, which allows for cash performance awards in addition to stock based awards, using a performance measure of Pier 1 Imports' adjusted consolidated operating cash earnings before interest, taxes, depreciation and amortization from all domestic and international operations, but not including discontinued operations, unusual or non-recurring charges nor recurring non-cash items. This performance measure is called the "Profit Goal" in the awards.

The short-term cash incentive award for each of the named executive officers is expressed as a percentage of the executive's fiscal year 2013 annual base salary. Mr. Smith's quarterly award potential is 12.5% of his annual base salary, and each of the other named executive officer's quarterly award potential is 9.375% of her or his annual base salary, except for Mr. Turner whose potential is 10% of his annual base salary. Mr. Smith's annual incentive award potential is 50% of his annual base salary, and each of the other named executive officer's annual award potential is 37.5% of her or his annual base salary, except for Mr. Turner whose potential is 40% of his annual base salary.

Each short-term cash incentive award is designed

● to pay 100% of the named executive officer's quarterly incentive potential for each quarter that Pier 1 Imports satisfies the target Profit Goal in fiscal year 2013, and

● to pay the annual incentive potential as follows:

● 10% of the named executive officer's annual incentive potential if Pier 1 Imports satisfies the threshold annual Profit Goal, increasing to

● 100% of the named executive officer's annual incentive potential if Pier 1 Imports satisfies the target annual Profit Goal, increasing to

● 400% of the named executive officer's annual incentive potential if Pier 1 Imports satisfies the maximum annual Profit Goal.

Under the awards, earned cash awards are payable as follows:

● quarterly, for each quarter that Pier 1 Imports satisfies the quarterly Profit Goal target in fiscal year 2013, and

● an annual award at the end of fiscal year 2013, if Pier 1 Imports satisfies an annual Profit Goal target within the above range.

The named executive officer must be employed by Pier 1 Imports on the last day of the applicable performance period to receive the award.

The long-term incentive award is a restricted stock award pursuant to the Pier 1 Imports 2006 Stock Incentive Plan. Each of Pier 1 Imports' named executive officers other than Mr. Smith will be granted a fiscal year 2013 long-term equity incentive award of restricted stock on April 6, 2012, which will vest as follows:

● approximately 40% of the shares will vest one-third per year on the anniversary date of the grant,

●	approximately 35% of the shares will vest

	●	one-third upon Pier 1 Imports' satisfying the Profit Goal for the fiscal year in which the grant occurred, and

	●	one-third for each of the following two fiscal years upon Pier 1 Imports' satisfying the Profit Goal for the respective fiscal year.

Vesting is prorated between a threshold Profit Goal target and the target Profit Goal if a Profit Goal target is only partially met. Over a three-year performance (vesting) period, if the target Profit Goal is not satisfied in any fiscal year, the shares will still vest if the sum of consecutive years' Profit Goals equals or exceeds the sum of the individual consecutive fiscal year Profit Goal targets; and

●	approximately 25% of the shares will vest within a range of 0% - 250% of such shares at the end of the Company’s fiscal year 2015 based on the Company’s percentile total shareholder return ranking within a peer group using the average closing stock price of the Company and the peer group companies during the twenty trading days at the beginning of fiscal year 2013 and the average closing stock price during the twenty trading days at the end of fiscal year 2015. The peer group is comprised of the companies in the Russell 1000 Specialty Retail Index, with the addition of any other specialty retailers in the Company’s peer group for executive compensation purposes.

The named executive officer must be employed by Pier 1 Imports on the grant date and each vesting date to receive the award.

Item 7.01	Regulation FD Disclosure.

On March 29, 2012, the Company issued a press release announcing that April 27, 2012 is the record date for its Annual Meeting of Shareholders to be held June 26, 2012. Additionally, the Company provided details for its upcoming quarterly conference call. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

	Exhibit No.	Description

	99.1	Press release dated March 29, 2012 announcing the Annual Meeting of Shareholders and quarterly conference call information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date:	March 29, 2012	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice President and
General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 29, 2012 announcing the Annual Meeting of Shareholders and quarterly conference call information.